UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2010

POINT BLANK SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13112	11-3129361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2102 SW 2nd Street, Pompano Beach, Florida		33069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 630-0900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 23, 2010, Point Blank Solutions, Inc. (the “Company”), and its subsidiaries Protective Apparel Corporation of America and Point Blank Body Armor, Inc. (collectively, the “Borrowers”), received a letter (the “Letter”) from Bank of America, N.A. (“Bank of America”) providing notice that events of default occurred and are continuing under that certain Amended and Restated Loan and Security Agreement, dated as of April 3, 2007 (the “Loan Agreement”), by and among the Borrowers, as borrowers, the Company, as guarantor, and Bank of America (as successor by merger to LaSalle Business Credit, LLC), as administrative agent and collateral agent for itself and all other lenders party to the Loan Agreement.  The Letter provides that, as a result of the ongoing events of default, (i) all of the Borrowers’ liabilities under the Loan Agreement have been accelerated and are immediately due and payable and (ii) Bank of America’s commitments under the revolving credit line provided for under the Loan Agreement have been terminated.

The Loan Agreement, the terms of which were previously disclosed in reports filed with the Securities and Exchange Commission, provided the Borrowers with financing through a revolving credit line and a term loan.  As of February 23, 2010, $0 was outstanding under the revolving credit line and $10,000,000 in principal was outstanding under the term loan.

The events alleged by Bank of America to constitute an event of default under the Loan Agreement include the failure of the Borrowers to comply with their financial covenants under the Loan Agreement to have a minimum EBITDA of at least ($1,300,000) for the three months ended December 31, 2009 and to have a net worth of at least $5,000,000 as of December 31, 2009.  Pursuant to the terms of the Loan Agreement, in case of an event of default, Bank of America is also entitled in its sole and absolute discretion to (i) institute a default rate of interest of 2% per annum in excess of the interest rate otherwise payable with respect to any or all liabilities outstanding under the Loan Agreement, (ii) commence any legal or other action to collect any or all of the liabilities outstanding under the Loan Agreement from the Company or the Borrowers, (iii) foreclose or otherwise realize on any or all of the collateral and appropriate, set-off or apply to the payment of any or all of the liabilities, any or all of the collateral, and (iv) take any other enforcement action or otherwise exercise any and all rights and remedies provided for under the Loan Agreement or applicable law.  Bank of America indicated in the Letter that it reserves its right to exercise at any time its default-related rights and remedies under the Loan Agreement and applicable law.

The Company is considering all alternatives available to it in response to the matters set forth in the Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT BLANK SOLUTIONS, INC.

Dated: March 1, 2010	By:	/s/ Michelle Doery
	Name:	Michelle Doery
	Title:	Chief Financial Officer